Exhibit 99.1

Press contact:	Press contact, Europe/Asia:	Investor Contact:
Trinseo	Porter Novelli	Trinseo
Donna St. Germain	Sylva De Craecker	David Stasse
Tel : +1 610-240-3307	Tel : + 32 478 27 93 62	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	sylva.de.craecker@porternovelli.be	Email: dstasse@trinseo.com

Trinseo Reports Record 2015 Adjusted EBITDA of $492 Million; Increases 2016 Outlook

Year Ended 2015 Summary

•                  Net Income of $134 million

•                  Record Adjusted EPS of $4.59, inclusive of $0.94 unfavorable impact from inventory revaluation

•                  Record Adjusted EBITDA of $492 million and Adjusted EBITDA excluding inventory revaluation of $550 million

•                  Record free cash flow of $316 million excluding $69 million of call premiums

Fourth Quarter 2015 Summary

•                  Net Income of $43 million

•                  Adjusted EPS of $1.11, inclusive of $0.28 unfavorable impact from inventory revaluation

•                  Adjusted EBITDA of $116 million ($133 million excluding inventory revaluation)

•                  Free cash flow of $117 million

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
$millions, except per share data	2015	2014	2015	2015	2014
Revenue	897	1,122	1,028	3,972	5,128
Net Income (loss)	43	(30)	52	134	(67)

EBITDA	115	23	116	394	181
Adjusted EBITDA	116	32	116	492	262
Adjusted EBITDA, excluding inventory revaluation	133	104	144	550	326
Adjusted Net Income (loss)	54	(23)	52	225	8

EPS (Basic) ($)	0.88	(0.61)	1.07	2.74	(1.55)
EPS(Diluted) ($)	0.88	(0.61)	1.06	2.73	(1.55)
Adjusted EPS ($)	1.11	(0.48)	1.07	4.59	0.18

BERWYN, Pa — March 2, 2016 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its fourth quarter and full year 2015 financial results with revenue of $897 million and $3,972 million, respectively, and net income of $43 million and $134 million, respectively.

Additionally, results for the fourth quarter included Adjusted EPS of $1.11 per diluted share and Adjusted EBITDA of $116 million; these included an unfavorable inventory revaluation impact of $0.28 and $17 million, respectively.  Results for full year 2015 included

Adjusted EPS of $4.59 per diluted share and Adjusted EBITDA of $492 million;  these included an unfavorable inventory revaluation impact of $0.94 and $58 million, respectively.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Trinseo finished the year with another strong quarter, delivering fourth quarter Adjusted EBITDA and Adjusted EPS which exceeded our guidance, excluding the impact of inventory revaluation.”

Commenting on full year 2015, Pappas continued, “I am very proud of what we accomplished during the year.  We delivered record Adjusted EBITDA excluding inventory revaluation and record free cash flow.  The Basic Plastics & Feedstocks division delivered a record $356 million of Adjusted EBITDA excluding inventory revaluation, and the Performance Materials division continued to deliver steady results, with $284 million of Adjusted EBITDA excluding inventory revaluation.  We had record sales volume in Synthetic Rubber and record EBITDA in Performance Plastics.  We commissioned our new latex reactor in China to meet growing demand, and we closed our latex plant in Gales Ferry, CT as part of a plan to reduce costs by $5 million per year.    In addition, we successfully refinanced our debt, resulting in significantly lower interest expense, and we ended the year with a net leverage ratio of 1.6 times.”

Revenue in the fourth quarter decreased 20% versus prior year due to the pass through of lower raw material costs, with the significant decline in the overall energy complex, and currency, as the euro weakened in comparison to the U.S. dollar.

Fourth quarter Adjusted EBITDA of $116 million included a $17 million unfavorable impact from inventory revaluation.  Adjusted EBITDA excluding inventory revaluation of $133 million was $29 million higher than prior year primarily due to higher margins in the Basic Plastics & Feedstocks division, including styrenic polymers and polycarbonate, as well as higher equity earnings from Americas Styrenics.

Fourth Quarter Results and Commentary by Business Segment

•                  Latex revenue of $226 million for the quarter decreased 21% versus prior year due to the pass through of lower raw material costs as well as currency.  Higher volume partially offset these impacts, increasing revenue by 6%, driven by higher sales to the paper and board markets in Europe.  Adjusted EBITDA of $18 million was flat to prior year as higher volume was offset by currency and lower margins in Asia.  Sales volume of 308 million pounds was the highest fourth quarter result since 2011.  We expect higher profitability in this segment in 2016 as we realize the impacts of our $5 million annual cost reduction plan and as our announced price increases take effect.

•                  Synthetic Rubber revenue of $104 million for the quarter decreased 24% versus prior year due to the pass through of lower raw material costs as well as currency.  Adjusted EBITDA of $21 million was $9 million below prior year driven by currency as well as a significant inventory build in the prior year following the third quarter 2014 turnaround.  Full year 2015 sales volume was a record high for the segment, and was 6% above prior year, including 14% growth in the higher margin SSBR product line.

•                  Performance Plastics revenue of $181 million for the quarter was 10% below prior year due to the pass through of lower raw material costs as well as currency.  Adjusted EBITDA of $22 million was $6 million above prior year due mostly to higher margins from decreasing raw material costs.  Sales volume was flat versus prior year, as growth in the North America and Europe automotive markets was offset by weakness in Brazil.  Excluding Latin America, full year 2015 sales volume was up 4% versus prior year.

•                  Basic Plastics & Feedstocks revenue of $387 million was 22% below prior year due to the pass through of lower raw material costs as well as currency.  Higher sales volume increased revenue by 5% due mainly to higher polystyrene sales in Europe.  Adjusted EBITDA of $75 million was $87 million higher than prior year.  Adjusted EBITDA excluding inventory revaluation of $83 million was $43 million higher than prior year driven by higher styrenic polymer and polycarbonate margins as well as higher equity earnings from Americas Styrenics.  These impacts were partially offset by lower styrene monomer margin.

Free Cash Flow and Leverage

Free cash flow for the quarter was $117 million, inclusive of a $37.5 million dividend from Americas Styrenics, $30 million of capital expenditures, and $30 million of cash interest payments. At the end of the quarter we had record liquidity of $866 million, which included $431 million of cash.  For full year 2015, we had free cash flow of $316 million excluding $69 million for the call premium associated with the second quarter refinancing.  The full year result included $107 million of capital spending and $58 million of cash taxes.

As expected, our net leverage ratio continued to decrease due to higher EBITDA and cash generation, and was 1.6 times at the end of the year, compared to approximately 4.0 times at the end of 2013 and 2014.

Outlook

Commenting on the outlook for the first quarter and full year 2016 Pappas said, “The 2015 full year results represented a step change in profitability for the company, driven by a $277 million increase in Basic Plastics & Feedstocks’ Adjusted EBITDA excluding inventory revaluation.  More than three-quarters of this increase was due to ongoing structural improvements in the styrenic polymers, styrene monomer, and polycarbonate markets, which benefitted both Trinseo and our Americas Styrenics joint venture.”

Pappas continued, “We expect first quarter Adjusted EBITDA to be between $125 and $135 million, with the Performance Materials division improving to the $75 to $80 million range, and the Basic Plastics & Feedstocks division delivering between $75 and $85 million.  These expectations assume only a minimal impact from inventory revaluation and no fly-up styrene margin driven by unplanned outages.  In addition, I am pleased to report that we are increasing our full year 2016 Adjusted EBITDA expectation to $510 to $520 million, and Adjusted EPS to $5.25 to $5.45.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Fourth Quarter and Year Ended December 31, 2015 financial results tomorrow, Thursday, March 3, 2016 at 10 AM Eastern Time.

Commenting on results will be Trinseo’s Chris Pappas, President and Chief Executive Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: 877-372-0878

Participant International Dial-In Number: +1 253-237-1169

Conference ID / passcode: 42529410

The Company will also offer a live Webcast of the conference call with question and answer session via registration page on the Trinseo Investor Relations website.

Trinseo has posted its Fourth Quarter and Year Ended December 31, 2015 financial results on the Company’s Investor Relations website on Wednesday, March 2, 2016 after the market close. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until March 3, 2017.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider, and a manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day - products that are intrinsic to how we live our lives - across a wide range of end-markets, including automotive, consumer electronics, appliances, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and approximately 2,100 employees.

Use of non-GAAP measures

Trinseo management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; and the loss of customers. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net sales	$897,012	$1,027,952	$1,122,401	$3,971,902	$5,127,961
Cost of sales	784,688	916,390	1,084,355	3,502,800	4,830,640
Gross profit	112,324	111,562	38,046	469,102	297,321
Selling, general and administrative expenses	54,357	51,093	60,235	207,964	232,586
Equity in earnings of unconsolidated affiliates	29,141	33,489	18,154	140,178	47,749
Operating income (loss)	87,108	93,958	(4,035)	401,316	112,484
Interest expense, net	19,252	19,489	29,405	93,197	124,923
Loss on extinguishment of long-term debt	—	—	—	95,150	7,390
Other expense (income), net	1,115	1,214	(1,622)	9,113	27,784
Income (loss) before income taxes	66,741	73,255	(31,818)	203,856	(47,613)
Provision for (benefit from) income taxes	23,609	21,200	(2,131)	70,209	19,719
Net income (loss)	$43,132	$52,055	$(29,687)	$133,647	$(67,332)
Weighted average shares- basic	48,778	48,778	48,770	48,774	43,476
Net income (loss) per share- basic	$0.88	$1.07	$(0.61)	$2.74	$(1.55)
Weighted average shares- diluted	49,067	48,989	48,770	48,970	43,476
Net income (loss) per share- diluted	$0.88	$1.06	$(0.61)	$2.73	$(1.55)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$431,261	$220,786
Accounts receivable, net of allowance for doubtful accounts	494,556	601,066
Inventories	353,097	473,861
Deferred income tax assets	—	11,786
Other current assets	10,120	15,164
Total current assets	1,289,034	1,322,663

Investments in unconsolidated affiliates	182,836	167,658
Property, plant and equipment, net of accumulated depreciation	518,751	556,697
Other assets
Goodwill	31,064	34,574
Other intangible assets, net	158,218	165,358
Deferred income tax assets—noncurrent	51,395	46,812
Deferred charges and other assets	53,274	62,354
Total other assets	293,951	309,098
Total assets	$2,284,572	$2,356,116

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$7,559
Accounts payable	324,629	434,692
Income taxes payable	20,804	9,413
Deferred income tax liabilities	—	1,413
Accrued expenses and other current liabilities	98,836	120,928
Total current liabilities	449,269	574,005
Noncurrent liabilities
Long-term debt	1,202,798	1,194,648
Deferred income tax liabilities—noncurrent	25,764	27,311
Other noncurrent obligations	217,727	239,287
Total noncurrent liabilities	1,446,289	1,461,246

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized at December 31, 2015 and December 31, 2014, 48,778 and 48,770 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	488	488
Additional paid-in-capital	556,532	547,530
Accumulated deficit	(18,289)	(151,936)
Accumulated other comprehensive loss	(149,717)	(75,217)
Total shareholders’ equity	389,014	320,865
Total liabilities and shareholders’ equity	$2,284,572	$2,356,116

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities
Cash provided by operating activities	$353,249	$117,221

Cash flows from investing activities
Capital expenditures	(109,267)	(98,606)
Proceeds from capital expenditures subsidy	2,191	—
Proceeds from the sale of businesses and other assets	818	6,257
Payment for working capital adjustment from sale of business	—	(700)
Distributions from unconsolidated affiliates	—	978
Increase in restricted cash	(413)	(533)
Cash used in investing activities	(106,671)	(92,604)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	—	198,087
Deferred financing fees	(28,197)	—
Short-term borrowings, net	(18,396)	(56,901)
Repayments of Term Loan B	(2,500)	—
Net proceeds from issuance of Term Loan B	498,750	—
Net proceeds from issuance of 2022 Senior Notes	716,625	—
Repayments of 2019 Senior Notes	(1,192,500)	(132,500)
Proceeds from Accounts Receivable Securitization Facility	25,000	308,638
Repayments of Accounts Receivable Securitization Facility	(25,000)	(309,205)
Cash provided by (used in) financing activities	(26,218)	8,119
Effect of exchange rates on cash	(9,885)	(8,453)
Net change in cash and cash equivalents	210,475	24,283
Cash and cash equivalents—beginning of period	220,786	196,503
Cash and cash equivalents—end of period	$431,261	$220,786

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2015	2015	2014	2015	2014
Latex	$225,503	$254,938	$285,755	$966,209	$1,261,137
Synthetic Rubber	103,887	125,956	136,891	474,617	633,983
Performance Plastics	180,722	179,861	201,590	742,831	821,053
Basic Plastics & Feedstocks	386,900	467,197	498,165	1,788,245	2,411,788
Total Revenue	$897,012	$1,027,952	$1,122,401	$3,971,902	$5,127,961

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income (loss)

EBITDA is a non-GAAP financial measure that we refer to in making operating decisions because we believe it provides meaningful supplemental information regarding the Company’s operational performance. We present EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure.

We also believe that the presentation of Adjusted EBITDA provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness. We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of Bain Capital; gains or losses on the dispositions of businesses and assets; restructuring and other non-recurring items.

We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results from period to period by adjusting cost of sales to reflect the cost of raw materials during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

Lastly, we present Adjusted Net Income (loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (loss) is calculated as Adjusted EBITDA (defined beginning with Net income (loss), above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability.

There are limitations to using financial measures such as those discussed above. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may use these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

	Three Months Ended			Year Ended
(In millions, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$43.1	$52.1	$(29.7)	$133.6	$(67.3)
Interest expense, net	19.3	19.5	29.4	93.2	124.9
Provision for (benefit from) income taxes	23.6	21.2	(2.1)	70.2	19.7
Depreciation and amortization	29.5	23.0	24.9	96.8	103.7
EBITDA	$115.5	$115.8	$22.5	$393.8	$181.0
Loss on extinguishment of long-term debt	—	—	—	95.2	7.4	Loss on extinguishment of long-term debt
Restructuring and other charges (a)	0.2	0.1	6.6	0.8	10.0	Selling, general, and administrative expenses
Net gain on disposition of businesses and assets (b)	—	—	(0.6)	—	(0.6)	Other expense (income), net
Fees paid pursuant to advisory agreement (c)	—	—	—	—	25.4	Selling, general, and administrative expenses
Other non-recurring items (d)	—	0.3	3.9	2.2	38.4	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$115.7	$116.2	$32.4	$492.0	$261.6
Inventory revaluation (e)	17.3	28.3	71.8	58.3	64.4
Adjusted EBITDA, excluding inventory revaluation	$133.0	$144.5	$104.2	$550.3	$326.0
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$115.7	$116.2	$32.4	$492.0	$261.6
Interest expense, net	19.3	19.5	29.4	93.2	124.9
Provision for income taxes — Adjusted (f)	18.7	22.3	1.8	84.9	29.4
Depreciation and amortization — Adjusted (g)	23.4	22.1	24.5	89.3	99.6
Adjusted Net Income (Loss)	$54.3	$52.3	$(23.3)	$224.6	$7.7
Adjusted EPS	$1.11	$1.07	$(0.48)	$4.59	$0.18

Adjusted EBITDA by Segment:
Latex	$18.3	$24.4	$18.3	$79.0	$97.2
Synthetic Rubber	21.0	27.4	30.3	93.0	137.0
Performance Plastics	22.1	14.5	16.0	83.0	69.3
Basic Plastics & Feedstocks	74.9	70.4	(11.9)	326.8	30.7
Corporate unallocated	(20.6)	(20.5)	(20.3)	(89.8)	(72.6)
Adjusted EBITDA	$115.7	$116.2	$32.4	$492.0	$261.6

(a)                  Restructuring and other charges for the year ended December 31, 2015 relate primarily to the polycarbonate restructuring within our Basic Plastics & Feedstocks segment and charges incurred in connection with the closure of our Allyn’s Point manufacturing facility in Gales Ferry, Connecticut.  Charges for the three month periods ended December 31, 2015 and September 30, 2015 related to the Allyn’s Point plant closure noted above.  Charges for the three months and year ended December 31, 2014 were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia and the restructuring within our Basic Plastics & Feedstocks segment noted above.

(b)                  Net gain on disposition of businesses and assets for the three months and year ended December 31, 2014 of $0.6 million relates to the sale of the Company’s EPS business, which closed in September 2013, and for which a contingent gain of $0.6 million was recorded during the fourth quarter of 2014.

(c)                   Represents fees paid under the terms of our advisory agreement with Bain Capital. For the year ended December 31, 2014, this includes a charge of $23.3 million for fees incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company’s IPO in June 2014.

(d)                  Other non-recurring items recognized throughout 2015 stem from costs incurred related to the process of changing our corporate name from Styron to Trinseo.  For the year ended December 31, 2014, these charges include a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement, and additional non-recurring items such as the name change costs mentioned above and severance charges incurred during the fourth quarter of 2014 due to the termination of certain key employees.

(e)                   See the discussion above this table for a description of inventory revaluation.

(f)                    Adjusted to remove the tax impact of the loss on extinguishment of long-term debt and the related items noted above in (a) - (d). Additionally, the three months and year ended December 31, 2015 exclude $6.6 million for the discrete impact of a valuation allowance recognized in China during the fourth quarter as well as $0.6 million of tax expense related to provision to return adjustments.  The year ended December 31, 2015 also excludes a $0.6 million tax benefit recognized during the third quarter related to provision to return adjustments. The year ended December 31, 2014 excludes a $0.6 million tax benefit recognized during the fourth quarter due to the release of a reserve for an uncertain tax position, a $2.7 million tax benefit recognized during the second quarter related to a previously unrecognized tax benefit resulting from the effective settlement of a 2010 and 2011 audit with the IRS and a $1.0 million tax loss recognized during the first quarter related to a valuation allowance recognized in Greece.

(g)                   For the three months ended September 30, 2015 and December 31, 2015, and the full year ended December 31, 2015, the amount excludes accelerated depreciation of $0.8 million, $5.9 million, and $6.7 million, respectively, related to the closure of our Allyn’s Point facility.  For the year ended December 31, 2014, the amount excludes accelerated depreciation of $3.5 million related to the termination of our contract manufacturing agreement with Dow at Dow’s Freeport, Texas facility.

Note 3: Defining Certain Liquidity Measures

The Company uses a number of measures to evaluate and discuss its liquidity position and performance, including Free Cash Flow and Liquidity. Free Cash Flow is defined as cash from both operating and investing activities, less the impact of changes in restricted cash. Liquidity is defined as total cash and cash equivalents plus unused borrowing capacity on the Company’s revolving debt and accounts receivable securitization facility.

Free Cash Flow and Liquidity are not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow and Liquidity differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP and the terms of related borrowing agreements.

The following provides further detail of how these amounts are derived for the periods discussed herein:

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(In millions)	2015	2014	2015	2014
Cash provided by operating activities	$147.5	$115.6	$353.2	$117.2
Cash used in investing activities	(30.1)	(29.9)	(106.7)	(92.6)
Impact of changes in restricted cash	—	0.5	0.4	0.5

Free Cash Flow	$117.4	$86.2	$246.9	$25.1

Liquidity

	December 31,
(In millions)	2015	2014
Cash and cash equivalents	$431.3	$220.8
Available borrowings under accounts receivable securitization facility	123.4	136.1
Available borrowings under the revolving facility	311.5	293.3
Liquidity	$866.2	$650.2